MDU Resources Reports First Quarter 2004 Consolidated Earnings and
              Increases Earnings Guidance for 2004

BISMARCK, N.D. - April 20, 2004 - MDU Resources Group, Inc. (NYSE:MDU) announced financial results for the first quarter of 2004, showing consolidated earnings of $23.4 million, compared to $19.9 million for 2003. Earnings per common share, diluted, were $0.20, compared to $0.18 per common share for 2003.

Highlights for First Quarter 2004
(Ended March 31, 2004)

     -    Earnings per common share of $0.20

     -    Consolidated earnings of $23.4 million

     - Increased 2004 earnings per share guidance to a range of $1.60 to $1.75, up from previous guidance of $1.55 to $1.68

Earnings for the first quarter of 2003 included a $7.6 million after-tax noncash transition charge to earnings which reflected the cumulative effect of a change in accounting for asset retirement obligations as required by the adoption of Statement of Financial Accounting Standards No. 143. Excluding the $7.6 million accounting charge, 2003 first quarter earnings totaled $27.5 million.

"We are pleased with the significantly increased earnings contributions from our natural gas and oil production and independent power production businesses this quarter," said Martin A. White, chairman of the board, president and chief executive officer of MDU Resources. "Although we experienced seasonal losses at our construction materials and mining segment, we are optimistic that this business will perform well in 2004 given its extensive backlog and the recent acquisition activity.

"We expect that 2004 will be another excellent year for MDU Resources," White continued. "Therefore, based on the continued strength of natural gas and oil prices as well as general optimism throughout our organization, we are increasing our earnings guidance. Projected earnings per share for 2004 are now expected to be in the range of $1.60 to $1.75.

"MDU Resources celebrated its 80th anniversary on March 14th. For eight decades we've been providing the essential products and services that support this country's infrastructure. We believe our strategies of building on our expertise have made us the successful company we are today and will continue to serve us well for the next 80 years."

        QUARTERLY PERFORMANCE SUMMARY AND FUTURE OUTLOOK

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company's businesses. Many of these highlighted points are "forward-looking statements." There is no assurance that the company's projections, including estimates for growth and increases in revenues and earnings, will in fact be achieved. Please refer to assumptions contained in this section as well as the various important factors listed at the end of this document under the heading "Risk Factors and Cautionary Statements that May Affect Future Results." Changes in such assumptions and factors could cause actual future results to differ materially from the company's targeted growth, revenue and earnings projections.

Business Line                  Earnings First       Earnings First
                                Quarter 2004         Quarter 2003
                               (In Millions)        (In Millions)

Electric                           $ 3.4                 $ 4.8
Natural gas distribution             2.3                   4.2
Utility services                    (1.9)                  1.1
Pipeline and energy services         2.7                   4.3
Natural gas and oil
  production                        25.3                  11.7
Construction materials and
  mining                           (11.9)                 (7.4)
Independent power
  production & other                 3.5                   1.2
Total                              $23.4                 $19.9

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

- Earnings per common share for 2004, diluted, are projected in the range of $1.60 to $1.75, an increase from prior guidance of $1.55 to $1.68.
- Projections for 2004 include the effect of an identified potential acquisition expected to close in the second quarter of 2004.
- The company expects the percentage of 2004 earnings per common share, diluted, by quarter to be in the following approximate ranges:
   -  Second quarter - 22 percent to 27 percent
   -  Third quarter - 37 percent to 42 percent
   -  Fourth quarter - 24 percent to 29 percent
- The company's long-term compound annual growth goals on earnings per share from operations are in the range of 6 percent to 9 percent.
- The company will consider issuing equity from time to time to keep debt at the nonregulated businesses at no more than 40 percent of total capitalization.
- The company anticipates investing approximately $415 million in capital expenditures during 2004.
- The company has formed an alliance with several electric cooperatives in the region to evaluate potential utility opportunities presented by the bankruptcy of NorthWestern Corporation. NorthWestern filed for Chapter 11 bankruptcy protection on Sept. 14, 2003.

Natural Gas and Oil Production
Earnings at this segment were $25.3 million, compared to $11.7 million for the same period last year. The increase was a result of average realized natural gas prices that were 13 percent higher and average realized oil prices that were 7 percent higher than a year ago. The realized natural gas price increase was due in part to the company's ability to access higher-priced markets for its natural gas production through the recently constructed Grasslands Pipeline. Natural gas and oil production volumes on a combined basis were 5 percent higher than last year. Earnings for 2003 included a $7.7 million after-tax noncash transition charge to earnings, which reflected the cumulative effect of the accounting change previously mentioned. The positive variance was partially offset by higher depreciation, depletion and amortization expense.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

- In 2004, the company expects a combined production increase of approximately 10 percent over 2003 levels.
-  This segment expects to drill more than 400 wells in 2004.
- Natural gas prices in the Rocky Mountain region for May through December 2004, reflected in the company's 2004 earnings guidance, are in the range of $3.75 to $4.25 per Mcf. The company's estimates for natural gas prices on the NYMEX for May through December 2004, reflected in the company's 2004 earnings guidance, are in the range of $4.75 to $5.25 per Mcf. During 2003, more than two-thirds of this segment's natural gas production was priced using Rocky Mountain or other non-NYMEX prices.
- NYMEX crude oil prices for April through December 2004, reflected in the company's 2004 earnings guidance, are in the range of $28 to $32 per barrel.
- The company has hedged a portion of its 2004 natural gas production. The company has entered into agreements representing approximately 30 percent to 35 percent of 2004 estimated annual natural gas production. The agreements are at various indices and range from a low CIG index of $3.75 to a high NYMEX index of $6.11 per Mcf. CIG is an index pricing point related to Colorado Interstate Gas Co.'s system.
- This segment has hedged a portion of its 2004 oil production. The company has entered into agreements at NYMEX prices with a low of $28.84 and a high of $30.28, representing approximately 30 percent to 35 percent of 2004 estimated annual oil production.
- The company has hedged approximately 10 percent to 15 percent of its 2005 estimated annual natural gas production and 10 percent to 15 percent of its 2005 estimated annual oil production. The company will continue to evaluate additional hedging opportunities.

Construction Materials and Mining
The construction materials and mining segment experienced seasonal first quarter losses from existing operations, combined with seasonal losses from acquisitions made since the first quarter of last year. Work on a large harbor-deepening project in southern California is substantially complete, which produced lower earnings from that operation when compared to last year. These factors resulted in higher losses for the first quarter of 2004, which totaled $11.9 million, compared to a $7.4 million last year. Earnings prospects from the construction materials and mining companies for the next three quarters remain sound considering their $460 million backlog, compared to $325 million in backlog in mid-April last year.

Fred Carlson Company, Inc., Roverud Construction, Inc. and Pederson Bros. of Harmony, Inc. were acquired by the construction materials and mining segment in early February. Fred Carlson Co. was a privately held ready-mixed concrete producer and concrete and asphalt paving company with headquarters in Decorah, Iowa. Roverud Construction and Pederson Bros. were privately held aggregate mining and production companies serving the northeastern Iowa and southeastern Minnesota markets. These companies are among the leading construction materials providers in their market areas. The companies have combined annual revenues of approximately $90 million.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

- Aggregate volumes in 2004 are expected to be comparable to 2003 levels. Ready-mixed concrete volumes are expected to increase by 15 percent to 20 percent, while asphalt volumes are expected to increase 10 percent to 15 percent over 2003.
-  Revenues in 2004 are expected to increase by approximately
   10 percent to 15 percent over 2003 levels.
- The company is confident that the replacement funding legislation for the Transportation Equity Act for the 21st Century (TEA-21) will be at funding levels equal to or higher than the funding under TEA-21.
- As of mid-April, this segment had $460 million in work backlog compared to $325 million in mid-April of 2003.

Electric
Electric segment earnings were $3.4 million for the first quarter, compared to $4.8 million for the same period last year. Higher sales for resale margins and increased retail sales volumes were more than offset by higher operation and maintenance expense, including payroll, pension and other benefit-related costs, as well as the seasonal effects of a new rate design for retail customers in North Dakota.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

- The expected return for this segment in 2004 is anticipated to be generally consistent with overall authorized levels.
- Regulatory approval has been received from the North Dakota Public Service Commission and the South Dakota Public Utilities Commission to include renewable energy in the fuel adjustment clause. The company has plans to purchase energy from a 20-megawatt (MW) wind energy farm in North Dakota. However, wind development is currently stalled nationwide awaiting federal reauthorization of the production tax credits. This segment does not anticipate the project being constructed until the tax credits are extended.
- The company continues to evaluate potential needs for future generation. The company expects to build or acquire an additional 175 MW to 200 MW of capacity over the next 10 years to replace expiring contracts and meet system growth requirements. The company is working with the state of North Dakota to determine the feasibility of constructing a lignite-fired power plant in western North Dakota. This segment also announced its involvement in a coalition with four other utilities to study the feasibility of building a coal-based facility, possibly combined with a wind energy facility, at potential sites in North Dakota, South Dakota and Iowa. The costs of building and/or acquiring the additional generating capacity needed by the utility are expected to be recovered in rates.

Natural Gas Distribution
Earnings at this segment decreased to $2.3 million, compared to $4.2 million for the same period last year. The decrease was largely attributable to lower retail sales volumes due to weather that was 5 percent warmer than a year ago and higher operation and maintenance expense, including increased payroll, pension and other benefit-related costs. Partially mitigating the decrease were higher prices due to a rate increase effective in South Dakota.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

- Annual natural gas throughput for 2004 is expected to be approximately 52 million decatherms.
- The company expects to seek natural gas rate increases from time to time to offset higher expected operating costs.
- In March 2004, a natural gas rate case was filed with the North Dakota Public Service Commission requesting an increase of $3.3 million annually, or 2.8 percent. The company requested an interim increase of $1.9 million annually to be effective within 60 days of the filing of the natural gas rate increase. A final order on this case is expected in late 2004.
- In April 2004, a natural gas rate case was filed with the Montana Public Service Commission requesting an increase of $1.5 million annually, or 1.8 percent. The company requested an interim increase of $500,000 annually to be effective within 30 days of the filing of the natural gas rate increase. A final order on this case is expected in early 2005.

Utility Services
The utility services segment experienced a $1.9 million loss for the first quarter, compared to $1.1 million in earnings for the same period last year. Decreased inside electrical margins, combined with decreased line construction margins and workload in the Central and Rocky Mountain regions, more than offset increased line construction work in the Northwest and Southwest regions. Earnings are expected to improve for the remainder of the year as evidenced by an increase of 10 percent in work backlog, as well as an increase in bidding activity.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

- Revenues for this segment are expected to be in the range of $440 million to $490 million in 2004.
- The company anticipates margins to increase in 2004 as compared to 2003 levels.
- This segment's work backlog as of March 31, 2004, was approximately $174 million compared to $158 million at March 31, 2003.

Pipeline and Energy Services
Earnings at this segment were $2.7 million, compared to $4.3 million for the same period last year. Natural gas transportation volumes increased as a result of the Grasslands Pipeline, which began providing natural gas transmission service late in 2003. The additional revenues from these volumes were offset by a decrease in revenues from lower transportation reservation fees resulting from a decrease in the level of firm services provided, and lower storage service revenues. Higher operating expenses, which were partially the result of increased costs associated with the expansion of pipeline and gathering operations, also contributed to the decrease.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

- In 2004, total natural gas throughput is expected to increase approximately 20 percent to 25 percent over 2003 levels largely due to the Grasslands Pipeline, which began providing natural gas transmission service on December 23, 2003.
- Firm capacity for the Grasslands Pipeline is currently 90 million cubic feet per day with expansion possible to 200 million cubic feet per day.
- Transportation rates are expected to decline in 2004 from 2003 levels due to the estimated effects of a Federal Energy Regulatory Commission rate order received in July 2003.

Independent Power Production and Other
Earnings at this business were $3.5 million, a $2.3 million increase compared to the same period last year. Significantly lower financing costs at the Brazilian operations, combined with the effects of changes in the amortization of the embedded derivative in the Brazilian electric power sales contract, were partially offset by foreign currency changes. The decreased financing costs were largely the result of obtaining low-cost, long-term financing for the operation in mid-2003.

In late February, this business acquired a 49.9-percent ownership interest in Carib Power Management LLC. Carib Power Management indirectly owns InnCOGEN, Limited, a 225-MW natural gas-fired electric generation facility located in The Republic of Trinidad and Tobago. The facility consists of three natural gas-fired combustion turbines operating in a simple cycle mode and has 26 years remaining on its power purchase agreement guaranteed through the government entity responsible for the transmission, distribution and administration of electrical power to the national electrical grid of Trinidad and Tobago.

This month, Colorado Energy Management, LLC (CEM) was acquired by this business. CEM, headquartered in Lafayette, Colo., has been providing analysis, design, construction, refurbishment, and operation and maintenance services to independent power producers since the mid-1980s. CEM currently provides operation and maintenance services for customers owning 668 MW of generating capacity, including a 213-MW natural gas-fired electric generation facility located in Brush, Colo., already owned by the company. CEM is also constructing a 140-MW combined-cycle facility in Payson, Utah for a third party, and will provide operation and maintenance services for the facility upon commercial operation.

Also this month, this group announced that a subsidiary company, Rocky Mountain Power, Inc. (RMP), entered into a power sales agreement with Powerex Corp., a subsidiary of BC Hydro. Powerex will purchase electricity generated at RMP, a 116-MW coal-fired electric generation facility under construction near Hardin, Mont. The facility is anticipated to be on line in late 2005. The power sales agreement is for three years with a two-year extension option and provides for capacity and energy payments for the entire output of the plant.

The following information highlights the key growth strategies, projections and certain assumptions for this business:

- Earnings projections for independent power production and other operations are expected to be in the range of $18 million to $23 million in 2004.
- The company has begun construction of a 116-MW coal-fired electric generating project near Hardin, Mont. A power sales agreement with Powerex Corp., a subsidiary of BC Hydro, has been secured for the entire output of the plant. The projected on-line date for this plant is late 2005.

The company will host a webcast April 20, 2004, beginning at 1:00 p.m. EDT to discuss first quarter earnings results and earnings guidance for 2004. The event can be accessed at www.mdu.com. The replay will be available beginning at 4:00 p.m. EDT on April 20. An audio replay will also be available by calling 1 (877) 519-4471 or 1 (973) 341-3080; access code 4672983.

Risk Factors and Cautionary Statements that May Affect Future
Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the chairman of the board, president and chief executive officer of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors which could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

- The company's natural gas and oil production business is dependent on factors, including commodity prices, which cannot be predicted or controlled.
- The uncertain economic environment and depressed telecommunication market may have a general negative impact on the company's future revenues and may result in a goodwill impairment for Innovatum, Inc., an indirect wholly owned subsidiary of the company. At March 31, 2004, the goodwill amount at Innovatum was approximately $8.3 million.
-  The company relies on financing sources and capital markets.
   If the company was unable to obtain financing in the future, the company's ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired.
- Some of the company's operations are subject to extensive environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities. One of the company's subsidiaries is subject to litigation in connection with its coalbed natural gas development activities.
- The company is subject to extensive government regulations that may have a negative impact on its business and its results of operations.
- The value of the company's investments in foreign operations may diminish due to political, regulatory and economic conditions and changes in currency exchange rates in countries where the company does business.
- Competition is increasing in all of the company's businesses.
- Weather conditions can adversely affect the company's operations and revenues.
- Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:
   -  Acquisition, disposal and impairment of assets or facilities
   - Changes in operation, performance and construction of plant facilities or other assets
   -  Changes in present or prospective generation
   -  Changes in anticipated tourism levels
   - The availability of economic expansion or development opportunities
   -  Population growth rates and demographic patterns
   -  Market demand and/or available supplies of energy products
   -  Changes in tax rates or policies
   -  Unanticipated project delays or changes in project costs
   - Unanticipated changes in operating expenses or capital expenditures
   -  Labor negotiations or disputes
   -  Inflation rates
   - Inability of the various contract counterparties to meet their contractual obligations
   - Changes in accounting principles and/or the application of such principles to the company
   -  Changes in technology
   -  Changes in legal proceedings
   - The ability to effectively integrate the operations of acquired companies

For a further discussion of these risk factors and cautionary statements, refer to the Introduction and to Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors and Cautionary Statements that May Affect Future Results of the company's most recent Form 10-K.

MDU Resources Group, Inc., a member of the S&P MidCap 400 Index, provides value-added natural resource products and related services that are essential to our country's energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, electric and natural gas utilities, natural gas pipelines and energy services, domestic and international independent power production and utility services. For more information about MDU Resources, see the company's Web site at www.mdu.com or contact the investor relations department at investor@mduresources.com.

                         * * * * * * * *

Contacts:
Warren L. Robinson - Executive Vice President and Chief Financial Officer
(701) 222-7991 or

Cathi Christopherson - Vice President, Corporate Communications
(701) 222-7959


MDU Resources Group, Inc.

                                          Three Months Ended
                                                March 31,
                                           2004           2003
                                     (In millions, where applicable)
                                              (Unaudited)
Consolidated Statements of Income

Operating revenues:
  Electric                               $   47.0       $   45.7
  Natural gas distribution                  128.3          111.0
  Utility services                          100.3          103.7
  Pipeline and energy services               84.2           61.1
  Natural gas and oil production             81.0           69.0
  Construction materials and mining         139.4          120.8
  Independent power production and other      7.3            7.1
  Intersegment eliminations                 (72.0)         (50.6)
                                            515.5          467.8
Operating expenses:
  Fuel and purchased power                   16.7           15.4
  Purchased natural gas sold                 94.8           76.1
  Operation and maintenance                 288.6          259.6
  Depreciation, depletion and
    amortization                             49.5           44.1
  Taxes, other than income                   21.9           19.7
                                            471.5          414.9
Operating income:
  Electric                                    8.0            9.9
  Natural gas distribution                    5.0            7.3
  Utility services                           (2.6)           2.6
  Pipeline and energy services                6.9            9.1
  Natural gas and oil production             42.5           32.7
  Construction materials and mining         (16.3)         (10.0)
  Independent power production and other       .5            1.3
                                             44.0           52.9

Other income - net                            4.8            3.7
Interest expense                             13.8           12.8
Income before income taxes                   35.0           43.8
Income taxes                                 11.4           16.1
Income before cumulative effect of
  accounting change                          23.6           27.7
Cumulative effect of accounting change        ---           (7.6)
Net income                                   23.6           20.1
Dividends on preferred stocks                  .2             .2

Earnings on common stock:
  Electric                                    3.4            4.8
  Natural gas distribution                    2.3            4.2
  Utility services                           (1.9)           1.1
  Pipeline and energy services                2.7            4.3
  Natural gas and oil production             25.3           11.7
  Construction materials and mining         (11.9)          (7.4)
  Independent power production and other      3.5            1.2
                                         $   23.4       $   19.9
Earnings per common share - basic:
  Earnings before cumulative effect
    of accounting change                 $    .20       $    .25
  Cumulative effect of accounting
    change                                    ---           (.07)
  Earnings per common share - basic      $    .20       $    .18

Earnings per common share - diluted:
  Earnings before cumulative effect
    of accounting change                 $    .20       $    .25
  Cumulative effect of accounting
    change                                    ---           (.07)
  Earnings per common share - diluted    $    .20       $    .18

Dividends per common share               $    .17       $    .16

Weighted average common shares
  outstanding:
    Basic                                   114.7          110.3
    Diluted                                 115.7          111.1

Pro forma amounts assuming retroactive
  application of accounting change:
  Net income                             $   23.6       $   27.7
  Earnings per common share - basic      $    .20       $    .25
  Earnings per common share - diluted    $    .20       $    .25

Operating Statistics

Electric (thousand kWh):
  Retail sales                            621,147        600,115
  Sales for resale                        227,270        251,391

Natural gas distribution (Mdk):
  Sales                                    16,337         17,470
  Transportation                            3,779          3,083

Pipeline and energy services (Mdk):
  Transportation                           22,389         20,939
  Gathering                                19,469         18,851

Natural gas and oil production:
  Natural gas (MMcf)                       14,506         13,639
  Oil (000's of barrels)                      457            474
  Average realized natural gas price     $   4.57       $   4.05
  Average realized oil price             $  31.16       $  29.00

Construction materials and mining (000's):
  Aggregates (tons)                         4,807          5,027
  Asphalt (tons)                              302            162
  Ready-mixed concrete (cubic yards)          574            515

Independent power production and other:*
  Net generation capacity - kW            279,600        279,600
  Electricity produced and sold
    (thousand kWh)                         31,355         48,900

Other Financial Data
Book value per common share              $  12.93       $  11.55
Dividend yield (indicated annual rate)        2.9%           3.4%
Price/earnings ratio**                       15.0x          14.0x
Market value as a percent of book value     181.7%         161.2%
Return on average common equity**            12.7%          11.8%
Fixed charges coverage, including
  preferred dividends**                       4.7x           4.6x
Total assets                             $3,455.5       $3,119.6
Total equity                             $1,524.7       $1,298.4
Net long-term debt                       $  878.5       $  895.5
Capitalization ratios:
  Common equity                                63%            58%
  Preferred stocks                              1              1
  Long-term debt                               36             41
                                              100%           100%

 *Reflects domestic independent power production operations
 **Represents 12 months ended
Note: Common stock share amounts reflect the company's three-for-two common stock split effected in October 2003.